Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-137902
Dated June 10, 2009

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                        S&P U.S. Carbon Efficient Index
              S&P 500(R) Performance with a Lower Carbon Footprint

-    The S&P U.S. Carbon Efficient Index aims to closely track S&P 500(R)
     performance with a lower Carbon Footprint and Greenhouse Gas Emissions

-    A "green" alternative to an S&P 500(R) investment

-    Historically tight tracking to S&P 500(R) with 1.1% annualized tracking error since 2004

-    45% lower Carbon Footprint and 60% lower Greenhouse Gas Emissions on average than S&P 500(R)

About the Index
---------------
The S&P U.S. Carbon Efficient Index is composed of a subset of constituents in the S&P 500(R) with a relatively low Carbon Footprint while maintaining at least
50% of the original weight representation for every GICS(R) sector in the S&P
500(R). The Carbon Footprint is calculated by Trucost Plc and is defined by the company's annual Greenhouse Gas Emissions assessment, expressed as tons of carbon dioxide equivalent (CO2e), divided by annual revenues.

Index Methodology
-----------------
The S&P U.S. Carbon Efficient Index constituents must be members of the S&P
500(R). In addition, all companies must go through a two fold screening process, the first focusing on Carbon Footprints and the second on constituent list optimization with respect to the S&P 500(R).

-    GICS Sector Weight. The 100 equities with the highest Carbon Footprints that do not reduce an individual Global Industry Classification (GICS)
     sector weight of the S&P 500(R) by more than 50% are excluded. If the next equity to be excluded takes the sector reduction beyond the 50% threshold, but not more than 55%, that equity will be excluded. If the next equity to be excluded is in a sector which has already exceeded the 50% reduction threshold, or takes the sector reduction beyond 55%, it remains eligible for inclusion.

-    Optimization. Once the initial stock selection is complete, the qualifying constituents are optimized using Northfield Information Service's optimization and risk model data to generate a list of companies, with assigned weights, that seek to minimize tracking error versus the S&P
     500(R). This may result in the removal of companies where the weight is de minimis.

Index Construction
------------------
The S&P U.S. Carbon Efficient Index is a modified-capitalization weighted index based originally on float-adjusted common shares outstanding. The index constituents, of which there are no more than 375, and their weights are modified at each rebalancing to reflect an optimization process seeking to track the S&P 500(R). Rebalancing occurs quarterly after the market close on the third
Friday of March, June, September, and December. At each rebalancing reference date, S&P 500(R) index constituent level data used in the rebalancing process will include index shares that were announced as part of the S&P 500(R)
quarterly share rebalancing.

-    Shares Outstanding. The shares counted for the sector weightings criteria and used as inputs in the optimization model are shares outstanding. This count is float- adjusted to reflect only shares available to the general market.

-    Carbon Footprint. Carbon Footprints are updated annually, approximately eight months following the individual company's fiscal year end. Any updates to a company's Carbon Footprint will be applied to the screening process at the next rebalancing.

Complete details of the methodology employed by S&P, including the criteria for index additions and removals, policy statements, and research papers are available on the S&P website at www.indices.standardandpoors.com.

S&P U.S. Carbon Efficient Index

S&P 500® Performance with a Lower Carbon Footprint

May 29, 2009

Index Performance (Total Return)

		S&P US CE	S&P 500®
Returns	1 Month	5.01%	5.59%
	3 Month	26.13%	25.83%
	YTD	3.39%	2.96%
Annualized Returns	1 Year	-32.91%	-32.57%
	3 Years	-22.56%	-22.75%
Annualized Risk	3 Years Std Dev	29.47%	29.28%
Sharpe Ratio	3 Years	N/A	N/A
Correlation	3 Years		0.9991

Historical Performance



160
140
120
100
80
60
S&P U.S. Carbon Efficient TR Index
S&P 500® TR Index
Sep-04
Mar-05
Sep-05
Mar-06
Sep-06
Mar-07
Sep-07
Mar-08
Sep-08
Mar-09

Annual Carbon Footprint

(GHG Emissions/Annual Revenues)



450
400
350
300
250
200
150
100
50
0
2004
2005
2006
2007
2008
S&P U.S. Carbon Efficient Index
S&P 500® Index

Top 10 Companies By Weight

Company	S&P U.S. CE Weight	S&P 500® Weight	GICS® Sector
Johnson & Johnson	2.53%	2.14%	Health Care
Chevron Corp.	2.50%	1.97%	Energy
Procter & Gamble	2.46%	2.03%	Consumer Staples
AT&T Inc.	2.41%	2.23%	Telecommunication Services
Microsoft Corp.	2.08%	1.95%	Information Technology
International Business Machines	2.02%	1.86%	Information Technology
Wal-Mart Stores	1.91%	1.66%	Consumer Staples
Pfizer Inc.	1.76%	1.37%	Health Care
McDonald's Corp.	1.67%	0.89%	Consumer Discretionary
Verizon Communications Inc.	1.60%	1.26%	Telecommunication Services

Greenhouse Gas Emissions (mm's of tonnes)



25
20
15
10
5
0
2004
2005
2006
2007
2008
S&P U.S. Carbon Efficient Index
S&P 500® Index

Sector Breakdown



Telecommunication Services 5.01%
Utilities 6.15%
Consumer Discretionary 10.15%
Materials 2.83%
Consumer Staples 9.37%
Information Technology 19.88%
Energy 10.58%
Financials 11.12%
Industrials 8.80%
Health Care 16.11%

Sector Weight Comparisons

	S&P US CE	S&P 500®
Consumer Discretionary	10.15%	8.49%
Consumer Staples	9.37%	13.05%
Energy	10.58%	13.70%
Financials	11.12%	10.25%
Health Care	16.11%	15.42%
Industrials	8.80%	9.48%
Information Technology	19.88%	17.83%
Materials	2.83%	3.29%
Telecommunication Services	5.01%	4.09%
Utilities	6.15%	4.40%

Tickers

S&P U.S. Carbon Efficient Index	
Price Return	
Bloomberg℠	SPGRCUU
Reuters	.SPGRCUU
Total Return	
Bloomberg℠	SPGRCUUT
Reuters	.SPGRCUUT

The Index was launched on March 9, 2009. Accordingly, the Index performance from September 17, 2004 to March 6, 2009 shown herein does not reflect the performance of the actual Index (as it did not exist during this time), but has been back-calculated on a retrospective basis by Standard & Poor's. Past performance is not indicative of how the Index will perform in the future.

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Risk Factors
--------------------------------------------------------------------------------

Publication of the Index began on March 9, 2009. The Index has very limited performance history, and no actual investments which allowed a tracking of the performance of the Index was possible before that date.

Standard & Poor's (the sponsor of the Index), is responsible for calculating and maintaining the Index. The sponsor can make methodological changes that could affect the level of the Index. Any changes in the components of the Index, as well as changes in the components of the S&P 500(R) Index, may affect the Index, as any newly added component stock may perform significantly better or worse than the component stock it replaces.

The Index seeks to closely track the S&P 500(R) Index performance with a basket of stocks having a lower carbon footprint and greenhouse gas emissions. AN
INVESTMENT LINKED OR RELATED TO THE INDEX IS NOT THE SAME AS AN INVESTMENT IN
THE S&P 500(R) INDEX OR IN ANY OF ITS UNDERLYING COMPONENTS. The Index may not
successfully track the performance of the S&P 500(R) Index.

Disclaimer
--------------------------------------------------------------------------------

This document is intended for discussion purposes only and does not create any legally binding obligations on the part of Deutsche Bank AG and/or its affiliates ("DB"). When making an investment decision, you should rely solely on the final documentation relating to the transaction. DB is not acting as your financial adviser or in any other fiduciary capacity. Any product linked to or related to this index (the "Product") may not be appropriate for all investors.
You should take steps to ensure that you fully understand any Product you may invest in and make an independent assessment of the appropriateness of the
Product in the light of your own objectives and circumstances and you should consult a professional advisor as to the risks involved in any Product, including the risk of total loss of capital. Any Product typically involves a high degree of risk, is not transferable, typically will not be listed or traded on any exchange and is intended for sale only to sophisticated investors capable
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affected by changes in economic, financial and political factors. For general information regarding the nature and risks of any Product please go to
www.globalmarkets.db.com/riskdisclosures. If you decide to enter into a transaction with DB, you do so in reliance on your own judgment. Assumptions, estimates and opinions contained in this document constitute our judgment as of the date of the document, are subject to change without notice and may differ from the opinions expressed by other DB departments. Past performance is not a guarantee of future results. This material was prepared by a Sales or Trading function within DB (and not the Research Department) which may be subject to additional potential conflicts of interest which the Research Department does not face, including being compensated in part based on the volume of transactions effected by them. DB may engage in transactions in a manner inconsistent with the views discussed herein and may trade as principal in or have proprietary positions in instruments linked to or related to the index.
Standard & Poor's does not sponsor, endorse, sell or promote any S&P index-based investment product.

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission, or SEC, for offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to such offering that
Deutsche Bank AG has filed with the SEC for more complete information about
Deutsche Bank AG and the offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche
Bank AG, any agent or any dealer participating in the offering will arrange to send you the prospectus if you so request by calling toll-free 1-800-311-4409.

(C) Deutsche Bank AG 2009

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